Exhibit 16.1

<< Comiskey & Company Letterhead>>

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Re: New Fiber Cloth Technology, Inc. (formerly: Park Hill Capital III Corp.)

Ladies and Gentleman,

We were previously the principal accountants for Park Hill Capital III Corp. (the “Company”) and have issued our report dated March 23, 2006 on the audited financial statements of the Company as of December 31, 2005 and 2004.  We have read and agree with the statements contained in Item 4.01 of Form 8-K/A of New Fiber Cloth Technology, Inc. regarding changes in and disagreements with its principal accountants.

April 25, 2007

Denver, Colorado

/s/ Comiskey & Company

PROFESSIONAL CORPORATION

808784.1